EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-223144) of Kite Realty Group, L.P. and subsidiaries and in the related Prospectus of our reports dated February 20, 2020, with respect to the consolidated financial statements and schedule of Kite Realty Group, L.P. and subsidiaries and the effectiveness of internal control over financial reporting of Kite Realty Group, L.P. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Indianapolis, Indiana
February 20, 2020